WESTWATER RESOURCES PROVIDES RESULTS FROM ITS DEFINITIVE FEASIBILITY STUDY FOR BATTERY GRAPHITE PRODUCTION FACILITY

Study Scope Addresses Increased Customer Interest by Increasing Production Rates

CENTENNIAL, Colo. – October 11, 2021: Westwater Resources Inc. (NYSE American: WWR) (“Westwater” or the “Company”), a battery grade natural graphite development company, today is pleased to announce results from its Definitive Feasibility Study (“DFS”) for its Coosa Graphite Project’s production facility that is planned for construction at a site located near Kellyton, Alabama. Alabama Graphite Products, LLC, a wholly owned subsidiary of WWR, will be the operator of this facility.

WWR is an explorer and developer of US-based mineral resources essential to clean energy production in the United States. The Company plans to develop its Coosa Graphite Processing Facility (the “Project”) to purify natural graphite concentrates and to produce battery ready graphite products. The Project will use state of the art technology and processing techniques, for which the Company has applied for a patent, to extract and refine graphite concentrates with 95-97% graphitic carbon (Cg) content to make Coated Spherical Purified Graphite (ULTRA-CSPG™) for Lithium-ion batteries – critical components for electric vehicles.

Samuel Engineering, Inc. (“SE”), in conjunction with several technology and environmental services providers, namely Dorfner Analysenzentrum und Anlagenplanungs-gesellschaft mbH (“ANZAPLAN”), Harper International Corporation (“Harper”), Thompson Engineering, Inc. (“Thompson”) and other technical consultants and service providers were contracted by Westwater to prepare a DFS to estimate the capital cost to design, procure, construct and commission the Project consisting of the Phase I facilities. The key objectives of the Project’s DFS were:

•Define the key components of the technology providers equipment packages, as well as the other requirements of the facility.

•Support the Project’s economic evaluation and assessment which was performed by Westwater.

•Identify and assess the processes and facilities that provides the most favorable return on investment.

•Establish a budget for financing and forecasting of the Project moving forward.

The overall capital cost of Phase I of the Project is estimated to be $202 million, staged over 17 months of construction.

“This has been a high-quality effort by the Westwater team, Samuel Engineering, Dorfner Anzaplan and Harper,” said Chris Jones, President and CEO of Westwater. “The result is a first quality facility, well timed to take advantage of surging demand for Lithium-Ion batteries and the graphite that makes them work. The move to make these batteries in the US from domestic sources makes the Coosa Graphite Project even more important.  We could not be more pleased with this effort and result.”

The role of SE and the three third-party technology providers are noted below:

•Samuel Engineering – organize, coordinate, and develop the overall DFS, to interconnect the equipment designed and supplied by the three third technology providers, and provide any remaining balance of plant design and components required for a fully operational facility.

•ANZAPLAN – engineer and design of the chemical purification process, Spherical Purified Graphite (“SPG”), and sodium hydroxide recovery and wastewater treatment for the chemical purification process. The Purification process involves caustic roasting, caustic leaching, acidic leaching, and drying. SPG, an intermediate product that is later coated to make Coated Spherical Purified Graphite (“CSPG”), requires a staged milling operation consisting of size reduction (micronizing) milling and shaping (spheronizing).

•Harper – design and pricing for two (2) vertical furnaces used in the thermal purification process.

The DFS pertains to Phase I of the Project. Westwater plans to develop the Project site in two phases (Phases I and II).  A plan and design for Phase II is in place at a pre-feasibility level (“PFS”), and economics are presented for both of the phases. A third phase, involving the development of the Coosa Graphite Deposit near the Kellyton site, is under consideration.

PROJECT DEVELOPMENT PLAN

Phase I: Beginning in early 2023, the Project is expected to begin processing approximately 8,050 metric tons (mt) per year of graphite concentrate. Feedstock is anticipated to be supplied from outside sources until at least 2028. After processing and purification, approximately 7,500 mt of two products would be available in the following quantities:

● CSPG:  3,700 mt per year

● Fine Products from SPG milling:3,800 mt per year

Phase II: The feedstock processing capacity of the Project is anticipated to increase to approximately 35,200 mt per year in 2024. Upon completion of Phase II, after processing and purification, approximately 32,400 mt of two products will be available in the following quantities:

● CSPG:  15,800 mt per year

● Fine Products from SPG milling:  16,600 mt per year

PROJECT LOCATION

The property for the Project is located within the Lake Martin Regional Industrial Park, south of the town of Kellyton, in Coosa County, Alabama, and consists of approximately 73 acres.  Please see our Press Release dated June 22, 2021, for more detail. The nearest large population center is Alexander City, which lies approximately 5 miles southeast of the Project site.

PROPRIETARY TECHNOLOGY

Westwater has been working with third-party technology providers and equipment suppliers to develop the processes for purifying graphite to 99.95 % Cg and then processing that graphite into battery grade Coated Spherical Purified Graphite. The result has been a unique, environmentally safe process utilizing relatively low temperatures and readily available industrial reagents.   Westwater believes that this process, for which WWR has made a patent application, is superior to processes used in China and elsewhere in terms of environmental safety. Phase I of the Project is designed to process 8,050 metric tons per year of graphite.

COMMUNITY BENEFITS

Construction and operation of the proposed Graphite Processing Facility is expected to result in a positive effect on the socioeconomic characteristics of the regional area. Westwater projects that the majority of beneficial effects will result from the employment of over 100 persons once the Project is in operation.

PROJECT EXECUTION SUMMARY

In the DFS, Samuel Engineering has developed a Level 2 execution schedule encompassing engineering, procurement, construction, and start-up of Phase I of the Project.

The total estimated timeframe for construction of Phase I is estimated to be 17 months, made up of the four overlapping components below:

•Detailed Design

•Procurement

•Construction

•Commissioning and Startup

ESTIMATE ACCURACY AND CONTINGENCY ANALYSIS

The estimate in the DFS has been developed to a level sufficient to assess/evaluate the Project’s concept, various development options and overall viability. After inclusion of the recommended contingency and excluding any scope changes, the capital cost estimate for Phase I is considered to have a level of accuracy in the range of -10% to +15%.

Contingency is an allowance to cover unforeseen costs that may arise during the execution of the Project, which reside within the scope-of-work but cannot be explicitly defined or described at the time of the estimate due to lack of more detailed information.  It is assumed that contingency will be spent; however, it does not cover any Project scope changes or exclusions.

Within the DFS, the contingency allowance has been assessed by considering the quality of scope definition, takeoff quantities, and pricing obtained for each major commodity of the estimate.  Each component is assigned a percentage rate based on the best judgment of the project team.

In recognition of the degree of detail on which the estimate is based, a contingency of 14.6% has been included in the capital cost estimate for both Phase I and II.

ECONOMIC EVALUATION

The economic viability of the Project was evaluated by developing an Economic Model (“Model”).  The Model was prepared on an annual basis for the project duration which includes Phase I and Phase II of the Project.

•Phase I consists of the Coosa plant producing 3,700 mt per year of CSPG, the subject of the DFS.

•Phase II consists of an expanded plant producing 15,800 mt per year of CSPG (PFS Level estimate)

The Model incorporated the annual figures for the feed purchase, operating costs, revenues from the sale of graphite products, as well as the capital expenditures.   Based on the input parameters, the Model calculates the annual pre-tax cash flows, Net-Present-Value (NPV) of the project based on 8% discount rate (NPV-8), and the Internal Rate of Return (IRR).  Two cases were evaluated by the Model.  In the first case, the Model only included the Phase I of the project.  In the second case, the overall project economics were evaluated by adding Phase II to the Model.  The results for both cases are summarized below:

Case I: Phase I only – This case assumes the Project has a capacity of using 8,050 mt natural graphite feedstock to produce approximately 3,700 mt CSPG per year will operate for 35 years.

•Project Duration: 35 years

•Pre-Tax NPV-8 percent:  $119 million

•IRR:  15%

•Annual Pre-Tax Cash Flow (After the year 2025):  $24 million per year

•Project Pre-Tax Cash Flow: $656 million.

Case II: Phase I and II. The Model assumes that the capacity of plant will increase to 35,200 mt of feedstock to produce 15,800 mt per year of CSPG product.  Also assumed are $464 million in Capital Costs for Phase II.

•Project Duration: 35 years

•Pre-Tax NPV-8 percent:  $767 million

•IRR:  20.5%

•Average Annual Pre-Tax Cash Flow (After the year 2025):  $129 million

•Project Pre-Tax Cash Flow: $3.7 billion

About Westwater Resources Inc.

Westwater Resources Inc. (NYSE American: WWR) is focused on developing battery-grade graphite. The Company’s primary project is the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — and the associated Coosa Graphite Deposit located across 41,900 acres (~17,000 hectares) in east-central Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," “scheduled,” and other similar words. Forward looking statements include, among other things, statements concerning the construction and operation of the Company’s Coosa Graphite Project production facility and the costs and schedules associated with them. The Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of the Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Westwater’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information:

(a) the Company’s ability to successfully construct and operate a commercial-scale plant capable of producing battery grade materials in quantities and on schedules consistent with the Coosa Graphite Project business plan; (b) the Company’s ability to raise additional capital in the future including the ability to utilize existing financing facilities; (c) spot price and long-term contract price of graphite and vanadium; (d) risks associated with our operations and the operations of our partners such as Dorfner Anzaplan and Samuel Engineering, including the impact of COVID-19 and its potential impacts to the capital markets; (e) government regulation of the graphite industry and the vanadium industry; (f) world-wide graphite and vanadium supply and demand, including the supply and demand for energy storage batteries; (g) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including but not limited to Alabama and Colorado; (h) the ability of the Company to enter into and successfully close acquisitions or other material transactions; (i) any graphite or vanadium discoveries not being in high-enough concentration to make it economic to extract the minerals; (j) new litigation or arbitration; Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contacts

Westwater Resources Inc.

Christopher M. Jones, President & CEO
Phone: 303.531.0480

Jeff Vigil, VP Finance & CFO
Phone: 303.531.0481
Email: Info@WestwaterResources.net

Product Sales Contact:
Jay Wago, Vice President – Sales and Marketing
Phone: 303.531.0472
Email: Sales@westwaterresources.net

Investor Relations
Porter, LeVay & Rose
Michael Porter, President
Phone: 212.564.4700
Email: Westwater@plrinvest.com

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